EXHIBIT 99.21

Guardian 8 Enhanced Non-Lethal Device Receives Accolades From Hospital Security Staff

Company to Showcase Pro V2 at IAHSS Meeting May 18-21

SCOTTSDALE, AZ--(Marketwired - Mar 31, 2014) - After making early strides in the hospital security market with its enhanced ProV2 non-lethal (ENL) device, Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), announced it will showcase the device and how it addresses the risks and liabilities associated with hospital security response during the International Association of Hospital & Safety (IAHSS) 2014 Annual General Meeting, which is scheduled for May 18-21 at the Hyatt Regency La Jolla in San Diego, California. Guardian 8 works with hospitals in Connecticut, Ohio and California, which have provided testimonials about how the Pro V2 contributes to staff safety.

"IAAHS and its sister foundation IHSSF are currently in the process of surveying their constituents about the tools they use when responding to security incidents and the challenges they face as a result of state and local laws restricting the tools they can use," said Paul Hughes, COO of Guardian 8. "Hospitals are often overlooked as a location for workplace violence, but their security teams must respond to patient, visitor and staff issues with the same level of professionalism and control. We are very pleased that our Pro V2 is a legal option for hospital security officers in all 50 states."

Guardian 8 is a Bronze sponsor of IHSSF, which partners with research institutions on matters involving hospital safety and security. The Pro V2 has been in service since 2013 and company management believes that a documented field use of the product in a hospital is imminent.

The Pro V2 ENL device emphasizes a layered defense concept for security staff that become the unwilling participants in an increasingly dangerous situation. The Pro V2 is a sophisticated pepper spray device that also captures digital evidence, such as video and audio recordings, and provides two-way communication capabilities via the Bluetooth® connection with a cell phone. The device has flexible programming that enables trained supervisors to configure the unit to comply with any local surveillance laws. To see how the Pro V2 works, visit the demo video.

About Guardian 8 Holdings
Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Pro V2 device in Hospitals or other health care facilities; benefits of attending or sponsoring the IAHSS meeting ; actual acceptance of the Pro V2 device in Hospitals or health care facilities; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Investor Relations
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Acorn Management Partners
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Casey Burt
IN2NE Corp.
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